                                                                    Exhibit 10.5







                        SUPPLY AND DISTRIBUTION AGREEMENT

                                     BETWEEN

                             THE GRAND UNION COMPANY

                                       AND

                           C&S WHOLESALE GROCERS, INC.





                           DATED AS OF JANUARY 2, 1996
















     Portions of this Agreement have been omitted and filed separately with the Commission. Omitted portions have been replaced with the word CONFIDENTIAL.


     SUPPLY AND DISTRIBUTION AGREEMENT, dated as of January 2, 1996 (this

"Agreement"), between THE GRAND UNION COMPANY, a Delaware corporation ("Grand Union"), and C&S WHOLESALE GROCERS, INC., a Vermont corporation ("C&S");


                              W I T N E S S E T H :

     WHEREAS, Grand Union operates supermarkets and food stores in the States of Connecticut, New Hampshire, New Jersey, New York, Pennsylvania and Vermont, and has grouped its stores into a "Northern Region" and a "New York Region"; and

     WHEREAS, C&S is a wholesale supplier of food products and other merchandise sold in supermarkets and food stores; and

     WHEREAS, pursuant to the Supply and Distribution Agreement between Grand Union and C&S dated June 15, 1995, and amended contemporaneously with execution of this Agreement, C&S has agreed to supply the stores in Grand Union's Northern Region; and

     WHEREAS, Grand Union and C&S desire to enter into an arrangement pursuant to which C&S will supply merchandise to stores in Grand Union's New York Region;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Grand Union and C&S hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Agreement" has the meaning specified in the preamble to this Agreement.


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     "Base Price" has the meaning specified in Section 3.03.

     "Contract Year" means any consecutive twelve-month period during the Term commencing on February 25 and ending the following February 24, the first such Contract Year to commence February 25, 1996.

     "Delivery Schedules" means the store delivery schedules as mutually agreed to by C&S and Grand Union from time to time. The initial Delivery Schedules are attached to this Agreement as Exhibit A.

     "Event of Force Majeure" means any event, circumstance or condition described in any of clauses (a) through (e) below that is beyond the control of C&S, and is not the result of negligence or failure of C&S to act with due care, and that prevents C&S from performing, in whole or in part, its obligations under this Agreement. The following occurrences shall be deemed to be Events of Force Majeure: (a) Acts of God, fire, explosion, accident, flood, storm or other natural phenomenon; (b) war (whether declared or undeclared); (c) national defense requirements; (d) compliance with any law, rule, regulation or governmental order that (x) becomes effective after the date hereof and (y) is binding on C&S, and compliance therewith by C&S is not voluntary or optional; and (e) producers or manufacturers establish industry-wide allocations or restrictions on quantities of products available to C&S.

     "Event of Insolvency" means that, with respect to any Person, such Person shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, relief or composition of it or its debts under any law


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relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any corporate action to authorize any of the actions set forth above in this definition.

     "Forward Buy Reserve" has the meaning specified in Section 4.02.

     "Grand Union Stores" shall mean (i) all existing Grand Union stores in the New York Region as itemized on Exhibit B and (ii) all new Grand Union stores operated in the New York Region.

     "Merchandise" means products in the following categories which are to be sold by Grand Union through Grand Union Stores: grocery, candy (full case), meat and deli, produce, and all store supply items. Commencing October 31, 1997, "Merchandise" includes products in the dairy category. Commencing March 31, 2001, "Merchandise" also includes products in the frozen food category. "Merchandise" shall not include health or beauty products, general merchandise, cigarettes, baby food, light bulbs, select candy, spices, aerosol products, and other merchandise supplied through Grand Union's Montgomery, New York faci-


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lity, unless C&S and Grand Union mutually agree to change the source of these items currently supplied from Grand Union's Montgomery, New York Facility.

     "New York Region" means the States of Connecticut, Pennsylvania, New Jersey and New York State south of Wappingers Falls.

     "Northern Region Agreement" means the Supply and Distribution Agreement between Grand Union and C&S dated June 15, 1995, as amended from time to time.

     "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or any government or governmental authority or agency.

     "Service Level" means at any time a percentage reflecting the ratio of (i) the number of cases of Merchandise actually delivered by C&S to Grand Union Stores within the delivery periods required hereunder to (ii) the total number of cases of such Merchandise ordered by Grand Union for delivery by C&S during such delivery periods, less unauthorized Merchandise and manufacturers' out-of-stock Merchandise.

     "Term" has the meaning specified in Section 2.02.

                                   ARTICLE II

                            SCOPE OF AGREEMENT; TERM

     SECTION 2.01. Agreement. Grand Union hereby agrees to purchase from C&S, during the Term, substantially all of Grand Union's requirements for Merchandise, and C&S hereby agrees to supply to Grand Union, during the Term, all Merchandise ordered by Grand Union hereunder, upon the terms and subject to the conditions herein set forth.


                                 [CONFIDENTIAL]


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     SECTION 2.02. Term.

          (a) Implementation will begin on January 2, 1996, and the term of this Agreement (the "Term") will be [CONFIDENTIAL], beginning February 25, 1996; provided, however, that if the Term has not been extended by written agreement entered into [CONFIDENTIAL] the Term shall be extended, without any action of the parties hereto, for an additional Contract Year, to expire [CONFIDENTIAL]

          (b) C&S has the right, which may be exercised by giving notice to Grand Union at any time [CONFIDENTIAL], to extend the Term for two additional Contract Years so that the Term is extended to [CONFIDENTIAL]. Grand Union shall also have the right, which may be exercised by giving notice to C&S at any time [CONFIDENTIAL] to extend the Term for two additional Contract Years so that the Term is extended to


                                 [CONFIDENTIAL]


                                 [CONFIDENTIAL]

     (c) Notwithstanding the foregoing provisions, if the date on which Grand Union commences purchasing substantially all of its requirements of Merchandise from C&S occurs after February 25, 1996, the Term will commence on the first Sunday after such date, and the other dates provided for in this Section 2.02 will be adjusted accordingly.

                                   ARTICLE III

                         PURCHASE, SALE AND DISTRIBUTION


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     SECTION 3.01. Agreement. C&S shall purchase Merchandise from vendors thereof, and shall maintain stock and inventory thereof, at such times and in such amounts as shall be necessary to provide Merchandise to Grand Union pursuant to Section 2.01.

     SECTION 3.02. Delivery. All Merchandise ordered by Grand Union hereunder shall be delivered by C&S F.O.B. destination to the applicable Grand Union Store dock in accordance with the Delivery Schedules, and title to, and risk of loss with respect to, such Merchandise shall remain with C&S until such delivery. C&S will be in breach of this Agreement if for any reason, other than a material default by Grand Union under this Agreement, picketing or other labor disputes at Grand Union Stores or an Event of Force Majeure, C&S fails, during any period of two consecutive weeks, to deliver [CONFIDENTIAL] scheduled deliveries within the delivery windows as provide for in the Delivery Schedules. If Grand Union believes that a breach has occurred, Grand Union shall give notice to C&S and C&S shall use its best efforts to immediately restore the delivery service. If the on-time delivery level is not immediately restored, C&S and Grand Union agree to meet to seek to resolve the issue, provided that Grand Union's rights and remedies hereunder shall remain in effect if such issue is not resolved.

     SECTION 3.03. Base Price. C&S will sell Merchandise to Grand Union at C&S's actual Base Price, which, for each item except store supply items, shall be


                                 [CONFIDENTIAL]


     C&S shall publish the Base Price weekly in the bulletin and price book prepared for Grand Union.


                                 [CONFIDENTIAL]


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     SECTION 3.04. Other Pricing Provisions. The following provisions shall be applicable to the purchase and supply by C&S of Merchandise hereunder:


                                 [CONFIDENTIAL]


     C&S will equalize cash discounts to [CONFIDENTIAL] on a limited amount of grocery items and those dairy items for which there is no discount and will provide Grand Union with lists of the relevant vendors.

     (d) C&S will carry Grand Union's full assortment of private label Merchandise and will treat private label Merchandise as it does any other product, provided that if Grand Union requires C&S to purchase more than [CONFIDENTIAL] of any such item, the amount in excess of [CONFIDENTIAL]

     (e) Grand Union will be responsible for providing C&S with ad quantities. Any requirement for more than [CONFIDENTIAL] for any ad product with more than [CONFIDENTIAL]

     (f)


                                 [CONFIDENTIAL]


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     (g) Grand Union shall have the right to continue to negotiate with suppliers in the Albany, New York and metropolitan New York City area markets for promotional allowances and list costs of


                                 [CONFIDENTIAL]


                                 [CONFIDENTIAL]


     SECTION 3.05. Payments.

     (a) With respect to all categories of Merchandise except produce, Grand Union will pay C&S [CONFIDENTIAL] by wire transfer an amount equivalent to [CONFIDENTIAL] of all such Merchandise (including all fees and charges payable under this Agreement), as estimated [CONFIDENTIAL] by Grand Union. It is agreed and understood that C&S [CONFIDENTIAL] under the terms and conditions of this paragraph, except as may result from the express provisions of this Agreement. If there is an overage or shortfall, it will be adjusted [CONFIDENTIAL] statement, provided that both parties will use their best efforts to insure that any overage or shortfall is minimal and does not negatively impact either party.


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     (b) Commencing with [CONFIDENTIAL] Grand Union shall pay C&S [CONFIDENTIAL]
by wire transfer an amount equal to [CONFIDENTIAL] as set forth on such statement; provided, however, that the total amount owing from Grand Union to C&S with respect to produce purchases for the New York region shall at no time exceed


                                 [CONFIDENTIAL]


     (c) If the relevant banks are not open for business on any Monday, Tuesday, Wednesday, Thursday or Friday during a week, Grand Union's wire transfers [CONFIDENTIAL] shall be in an amount equivalent to [CONFIDENTIAL] under Sections 3.05(a) and 3.05(b) [CONFIDENTIAL] Time is of the essence. In the event that Grand Union fails to make any [CONFIDENTIAL] provided in Sections 3.05(a) or 3.05(b), C&S will immediately provide written notice to Grand Union that payment has not been received and Grand Union will


                                 [CONFIDENTIAL]

     Notwithstanding the foregoing, Grand Union shall have the right to dispute the price and quantities and Grand Union will notify C&S promptly if it believes there is an error. The parties agree to use their best efforts to resolve such dispute between Grand Union and C&S within [CONFIDENTIAL] If any such dispute is not resolved within [CONFIDENTIAL] the parties will submit the dispute to binding arbitration as provided in


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Section 9.13.

     (d) Grand Union will provide a stand-by, irrevocable letter of credit in favor of C&S to further limit C&S' credit risk, on February 2, 1996, in an amount totaling $2,000,000. Such letter of credit will expire on May 3, 1996. The letter of credit may be drawn only upon the occurrence of an Event of Insolvency with respect to Grand Union.

     (e) The parties have established an overage/shortage policy, attached hereto as Exhibit E (the "Credit Policy"), which provides for a shortage adjustment factor on all shipments based on actual audits performed by C&S personnel and witnessed by Grand Union representatives. The Credit Policy also provides for store delivery documentation and remedy procedures in the event of a "missing pallet".

     SECTION 3.06. Service Level. C&S agrees that the Service Level for all Merchandise ordered by Grand Union hereunder will be maintained at a minimum level [CONFIDENTIAL] C&S will provide Grand Union a weekly Service Level Reconciliation Report showing, with respect to each invoice, the number of cases ordered, the number of cases shipped, the number of cases that are out of stock (including "warehouse scratches") and the number of cases that are unauthorized. Service Level percentages will not be adversely affected by any error by Grand Union in booking advertising and feature items, including sales levels of feature items in excess of projections made by Grand Union and adjustments to pre-orders where applicable. If the Service Level falls below [CONFIDENTIAL](a "Service Level Breach"), Grand Union shall give notice to C&S and C&S shall use its best efforts to immediately restore the required Service Level. If, during the third week following the occurrence of a Service Level Breach the required Service Level is achieved, then the Service Level Breach shall be cured. Failure to achieve the


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required Service Level during the third week shall constitute a breach of this
Agreement by C&S, enabling Grand Union to source product from a third party. Once the Service Level Breach is cured, Grand Union agrees to cease purchases from third party suppliers (except with respect to products previously ordered).


                                   ARTICLE IV

                              FEES; OTHER PAYMENTS

     SECTION 4.01. Fees. Grand Union shall pay to C&S, for Merchandise delivered to Grand Union Stores, fees determined in accordance with the following schedule. Each percentage specified in such schedule shall be a percentage of the Base Price applicable to each item:

     A.   Grocery,* candy (full case) upcharge                    [CONFIDENTIAL]
          Delivery Fee - first stop                               [CONFIDENTIAL]
                  - each additional stop                          [CONFIDENTIAL]

     B.   Perishables
          Meat and deli upcharge                                  [CONFIDENTIAL]
          Produce upcharge                                        [CONFIDENTIAL]
                                                                  [CONFIDENTIAL]
                                                                  [CONFIDENTIAL]
                                                                  [CONFIDENTIAL]
                                                                  [CONFIDENTIAL]
                                                                  [CONFIDENTIAL]
          Dairy upcharge                                          [CONFIDENTIAL]


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          Delivery Fee** - first stop                             [CONFIDENTIAL]
                         - each additional stop                   [CONFIDENTIAL]
          Banana ripening charge                                  [CONFIDENTIAL]

     C.   Frozen and ice cream upcharge                           [CONFIDENTIAL]
          Delivery fee - first stop                               [CONFIDENTIAL]
                       - each additional stop                     [CONFIDENTIAL]

     D.   Label Charge                                            [CONFIDENTIAL]

     This label charge includes pricing information, item movement and related category management reports.

     The upcharges and fees set forth above are based on full truckloads, that is, trucks containing 20-24 pallets of product. C&S will provide to Grand Union, every four weeks, a list of the number of truck deliveries multiplied by 20 pallets per truck, will subtract the actual number of pallets shipped and multiply that number by[CONFIDENTIAL]and will invoice Grand Union for the amount calculated accordingly. Grand Union hereby acknowledges that the upcharges and fees set forth in this Section 4.01 have been determined on the assumption that shipments will be full truckloads.

     In addition, Grand Union shall pay C&S [CONFIDENTIAL] for the service of handling the return of cardboard bales, totes, and reclamation product from the stores and cross-docking of health, beauty care and general merchandise and other select grocery and supply product handled at Grand Union's Montgomery, New York facility. If C&S supplies trailers to handle cardboard bales, Grand Union will pay C&S [CONFIDENTIAL]


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

     SECTION 4.02.


                                 [CONFIDENTIAL]


     SECTION 4.03.


                                 [CONFIDENTIAL]



     For any Contract Year, any payments due under this Section 4.03(a) will be made within 10 days after the end of such Contract Year, and any adjustments in any payment for such Contract Year required pursuant to such Exhibit F shall be made within such 10-day period


                                 [CONFIDENTIAL]


     Such payment shall be paid within ten days following the beginning of the succeeding Contract Year.

     (c) Purchases during the period from commencement of implementation through day of the First Contract Year shall be included in purchases for the

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First Contract Year for purposes of this Section 4.03.


                                 [CONFIDENTIAL]

     January 3, 1996                                      [CONFIDENTIAL]
     February 2, 1996                                     [CONFIDENTIAL]
     March 25, 1996                                       [CONFIDENTIAL]
     April 25, 1996                                       [CONFIDENTIAL]
     February 25, 1997                                    [CONFIDENTIAL]
     March 25, 1997                                       [CONFIDENTIAL]
     April 25, 1997                                       [CONFIDENTIAL]
     February 25, 1998                                    [CONFIDENTIAL]
     March 25, 1998                                       [CONFIDENTIAL]
     April 25, 1998                                       [CONFIDENTIAL]
     February 25, 1999                                    [CONFIDENTIAL]
     March 25, 1999                                       [CONFIDENTIAL]
     April 25, 1999                                       [CONFIDENTIAL]

     The foregoing schedule assumes that Grand Union commences purchasing substantially all of its requirements of Merchandise from C&S by February 25, 1996. If such commencement is delayed beyond February 25, 1996, such schedule of payments beginning March 25, 1996 would be delayed by a number of days equal to the number of days in the delay in such commencement.


                                 [CONFIDENTIAL]


on the dates set forth above shall be suspended if any of the following events shall have occurred: (i) an Event of Insolvency with respect to Grand Union;
(ii) a payment default on the notes issued by Grand Union to its senior noteholders; or (iii) a payment default under the Credit Agreement between Grand Union and its lending institutions. At such time as Grand Union cures such defaults,


                                 [CONFIDENTIAL].


     SECTION 4.05

                                 [CONFIDENTIAL]


                                 [CONFIDENTIAL]


                                    ARTICLE V

                                CERTAIN COVENANTS

     SECTION 5.01. Information. C&S agrees to provide Grand Union with such information as Grand Union may reasonably request from time to time in order to monitor compliance by C&S with the provisions of, and to carry out the transactions contemplated by, this Agreement. C&S further agrees that Grand Union will be allowed to conduct, twice during any twelve-month period, in-depth audits of [CONFIDENTIAL] Such audits will be conducted by no more than two auditors, and Grand Union will use its best efforts to complete each such audit within a one- week period. C&S shall cooperate with Grand Union and its representatives in connection with any such audit.

     SECTION 5.02. Reclamation


                                 [CONFIDENTIAL]

     SECTION 5.03. Quality Control.

     (a) C&S will provide to Grand Union certain products, [CONFIDENTIAL] , in accordance with the standards set forth in Grand Union's Product Specification Manual (the "Standards Manual"), a copy of which has been provided to C&S (such standards to include, without limitation, those relating to temperature controls, sanitation standards, storage controls, date code reviews and packaging inspection). All dairy merchandise to be shipped to Grand Union will be received at store level with a minimum shelf life stipulated in Grand Union's receiving specifications as set forth in the Standards Manual.

     All standards and specifications referred to above, together with such other reasonable and practicable standards and specifications of a nature similar to and not more onerous to C&S than those referred to above, as may be agreed to by Grand Union and C&S in writing from time to time, are referred to herein as the "Standards."

     (b) Grand Union shall not be required to accept Merchandise that does not meet the Standards, and any such Merchandise shall be returned on the next C&S delivery and Grand Union will be credited on the C&S billing statement. If Grand Union, in its sole judgment, determines that C&S is not in compliance with the Standards, Grand Union will notify C&S in writing. If C&S has not cured the problem within 45 days of notification, Grand Union and C&S will meet to seek to resolve the problem. If the problem is not cured within 30 days after this meeting, Grand Union will be entitled to use one or more secondary suppliers for that category or department,

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until such time as C&S cures the problem.

     SECTION 5.04 Compliance with Law. Each of Grand Union and C&S covenants and agrees that in performing its obligations hereunder, it will comply with all applicable laws, rules, regulations and orders and will have and maintain all permits, licenses and authorizations necessary for the conduct of its business and the performance of its obligations hereunder.

     SECTION 5.05. Insurance. C&S agrees that all material properties and risks of C&S shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of C&S. Grand Union agrees that all material properties and risks of Grand Union shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Grand Union.

     SECTION 5.06. Certain Financial Information. Grand Union shall immediately give notice to C&S, in the form of a Certificate signed by Grand Union's Chief Financial Officer, of any defaults occurring under either the Credit Agreement between Grand Union and its lending institutions or the Indenture and other documentation with respect to the notes issued by Grand Union to its senior noteholders. In addition, Grand Union shall immediately give notice to C&S, in the form of a Certificate signed by Grand Union's Chief Financial Officer, in the event that the remaining amounts of credit available to Grand Union under its lines of credit falls below $20,000,000.

     SECTION 5.07. Certain Leases. C&S understands that Grand Union is the lessee under certain equipment leases as set forth on Exhibit G.
Grand Union represents that it has furnished C&S with a true and correct copy of each such lease and that there are currently no defaults under such leases. C&S agrees to use its best efforts to eliminate or minimize any losses due to the termination of such leases.

     SECTION 5.08. Affirmation and Acknowledgment. Grand Union affirms and acknowledges that (i) upon a failure by Grand Union to make any payment when due pursuant to Section 3.05(b) of this Agreement, C&S may fully enforce against Grand Union any and all rights that C&S may possess pursuant to the Perishable Agricultural Commodities Act, 1930, as amended, codified at 7 U.S.C.A. ' 499a et seq. ("PACA"), (ii) upon an Event of Insolvency with respect to Grand Union or a failure by Grand Union to make any payment when due pursuant to Section 3.05 of this Agreement, C&S may fully enforce against Grand Union any and all rights that C&S may possess pursuant to Section 2-702 of the Uniform Commercial Code as enacted in the State of New York ("Section 2-702"), including without limitation, the right to reclaim goods delivered to Grand Union upon the terms and conditions set forth in Section 2-702, and (iii)upon a failure of Grand Union to make any payment when due under this Agreement or the Northern Region Agreement (a "Grand Union Payment Obligation"), including without limitation, those payment obligations arising under each of Sections 3.05, 4.01, 4.05 and
7.04 of either such agreement, C&S may, and is hereby authorized by Grand Union, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to Grand Union (any such notice being expressly waived by Grand Union), set off and apply any and all amounts owed by C&S to Grand Union under this Agreement, including without limitation, amounts payable by C&S as volume incentives pursuant to Section 4.03 of this Agreement, against any or all of the Grand Union Payment Obligations that have not been paid when due and remain unpaid, irrespective of whether or not C&S has exercised any other rights that it has or may have with respect to such Grand Union Payment Obligations. Grand Union shall execute and deliver to C&S, from time to time during the term of this Agreement, such documents as C&S may reasonably request to create, maintain, acknowledge or confirm the rights of C&S affirmed and acknowledged by Grand Union pursuant to this Section 5.08.

                                   ARTICLE VI

                              GRAND UNION INVENTORY

     SECTION 6.01. Purchase of Inventory. C&S agrees to work with Grand Union to maintain service levels to Grand Union Stores while Grand Union is reducing inventory at the facilities used by Grand Union to service the New York Region in accordance with the Inventory Reduction Plan and Timetable mutually agreed upon by C&S and Grand Union. C&S agrees to purchase from Grand Union any such inventory remaining after such reduction program, other than out-of-code, discontinued or unsalable Merchandise; provided, however, that the total value of inventory purchased by C&S from Grand Union (including store supplies) shall not exceed [CONFIDENTIAL]Title to any such products so sold to C&S shall be transferred free and clear of all liens and encumbrances,


                                 [CONFIDENTIAL]


                                   ARTICLE VII

                                   TERMINATION

     SECTION 7.01. Termination by C&S. C&S may terminate this Agreement for cause (i) in the event of a default by Grand Union under Section 3.05 which remains uncured [CONFIDENTIAL]by Grand Union of written notice thereof from C&S (subject, however, to the provisions of such Section for arbitration), (ii) in the event that Grand Union breaches any other material obligation under this Agreement and such breach is curable and remains uncured after[CONFIDENTIAL] receipt by Grand Union of written notice of such breach from C&S, (iii) upon the occurrence of an Event of Insolvency with respect to Grand Union (provided, however, that C&S shall not terminate this Agreement upon the occurrence of an Event of Insolvency in the event that Grand Union is otherwise in compliance with the terms of this Agreement and Grand Union provides adequate assurance of future performance under this Agreement), or (iv) upon termination of the Northern Region Agreement pursuant to Section 7.01 thereof. Notwithstanding the foregoing, in the event that Grand Union defaults under section 3.05 on two occasions in any Contract Year and thereafter cures its default within the 72 hour period set forth above, C&S may, on the occurrence of any subsequent default under Section 3.05 occurring in the same Contract Year, terminate this agreement immediately upon notice to Grand Union. In the event of termination by C&S under this Section 7.01, Grand Union shall pay to C&S, as full and liquidated damages (including damages for lost profits), the applicable termination fee set forth in Section 7.04 below.

     SECTION 7.02. Termination by Grand Union. Grand Union may terminate this Agreement for cause (i) in the event that C&S breaches any material obligation under this Agreement and such breach is curable and remains uncured [CONFIDENTIAL] written notice of such breach from Grand Union, (ii) upon the occurrence of an Event of Insolvency with respect to C&S, or (iii) upon termination of the Northern Region Agreement pursuant to Section 7.02 thereof. Grand Union may also terminate this Agreement [CONFIDENTIAL] written notice to C&S; provided, however, that in the event Grand Union exercises such right to terminate for convenience Grand Union shall pay to C&S, as full and liquidated damages (including damages for lost profits), the applicable termination fee set forth in Section 7.04 below.

     SECTION 7.03. Negotiations; Interim Period

     (a) The parties shall meet at least once within each 30 day time period during any 90 day time period provided for in Section 7.01(ii) or Section 7.02(i) hereto to attempt to cure any breach as provided in such Sections.

     (b) During the period following delivery of any notice of termination and prior to the termination of this Agreement, each party shall perform its obligations under this Agreement in substantially the same manner as they were performed prior to the date of delivery of such notice, with no disruption to Grand Union's supply of Merchandise; provided, however, that the parties shall negotiate in good faith to agree to a "winding- up" schedule for such period.

     SECTION 7.04. Termination Fees. In the event C&S terminates this Agreement for cause pursuant to Section 7.01 above, or Grand Union terminates this Agreement for convenience pursuant to Section 7.02 above, Grand Union shall pay to C&S a termination fee calculated in accordance with the following schedule:

                   Contract Year                     Termination Fee
          During which Termination Occurs

                                 [CONFIDENTIAL]


     The parties acknowledge that it would be difficult and costly to assess and establish C&S' losses arising out of termination of this Agreement on account of Grand Union's breach or Grand Union's early termination for its convenience. Nonetheless, the parties believe that the termination fee schedule set forth above is reasonable in light of the costs C&S will incur to perform its obligations under this Agreement and the damages C&S will suffer in the event of such termination (including but not limited to damages for lost profits, incidental damages and other consequential damages).

     SECTION 7.05. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

     SECTION 8.01. Representations and Warranties of C&S. C&S hereby represents and warrants to Grand Union as follows:

     (a) Corporate Organization and Authority. C&S (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and is authorized to transact business in the States of Connecticut, New Jersey, New York and Pennsylvania; and (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

     (b) Authorization. C&S has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of C&S and constitutes the legal, valid and binding obligation of C&S, enforceable in accordance with its terms

     (c) No Consents; Conflicts. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other Person is required for the execution, delivery or performance of this Agreement by C&S, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result in any violation or breach of any provision of the charter or by-laws of C&S, any judgment, decree or order to which C&S is a party or by which it is bound, any indenture, mortgage or other agreement or instrument to which C&S is a party or by which it is bound or any statute, rule or regulation applicable to C&S.

     SECTION 8.02. Representations and Warranties of Grand Union. Grand Union hereby represents and warrants to C&S as follows:

     (a) Corporate Organization and Authority. Grand Union (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business in the States of Connecticut, New Jersey, New York and Pennsylvania; and (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

     (b) Authorization. Grand Union has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Grand Union and constitutes the legal, valid and binding obligation of Grand Union, enforceable in accordance with its terms.

     (c) No Consents; Conflicts. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other Person is required for the execution, delivery or performance of this Agreement by Grand Union, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result in any violation or breach of any provision of the charter or by-laws of Grand Union, any judgment, decree or order to which Grand Union is a party or by which it is bound, any indenture, mortgage or other agreement or instrument to which Grand Union is a party or by which it is bound or any statute, rule or regulation applicable to Grand Union.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Entire Agreement. This Agreement, together with the documents referred to herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

     SECTION 9.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

     SECTION 9.03. Amendments. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each of Grand Union and C&S or (ii) by a waiver in accordance with Section 7.05.

     SECTION 9.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

     (a)  If to Grand Union:

          William A. Louttit
          Executive Vice President
          and Chief Operating Officer
          The Grand Union Company
          201 Willowbrook Boulevard
          Wayne, New Jersey 07470-0966
          Telephone: (201) 890-6000
          Telecopier: (201) 890-6012

     (b)  If to C&S:

          Richard B. Cohen
          President and Chief Executive Officer
          C&S Wholesale Grocers, Inc.
          Old Ferry Road
          Brattleboro, Vermont 05301
          Telephone: (802) 257-6700
          Telecopier: (802) 257-6620

     SECTION 9.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Grand Union and C&S and their respective successors and assigns; provided that (i) C&S shall not have the right to assign or subcontract its rights or obligations hereunder or any interest herein (excluding the transportation of Merchandise) without the prior written consent of Grand Union, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) Grand Union may assign its rights and delegate its obligations hereunder only so long as (x) Grand Union shall assign, and the assignee shall assume, all such rights and obligations, (y) the assignment is to a Person or Persons who are acquiring all or substantially all of Grand Union's business or assets in the New York Region, and (z) Grand Union demonstrates, to the reasonable satisfaction of C&S, that such Person has the financial capability to perform the obligations of Grand Union hereunder. C&S agrees that it shall respond, in respect of clause (z) above, promptly, and in any event within 10 business days of receipt of notice from Grand Union of any such proposed assignment. Failure by C&S to respond to Grand Union within such 10 business day period shall be deemed to be a confirmation by C&S to Grand Union of its reasonable satisfaction with the financial capability of the proposed assignee.

     SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.07. Confidentiality. Each of Grand Union and C&S agrees to and will cause its respective authorized agents, representatives, affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") to (i) treat and hold as confidential (and not disclose or provide access to any Person to) all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement, (ii) in the event that either party or its Representatives become legally compelled to disclose any such Information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 9.07, and (iii) in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this Section 9.07, furnish only that portion of such Information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Information; provided, however, that this sentence shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such party or its Representatives; and provided further, however, that C&S agrees that Grand Union is the owner of all Information relating to Grand Union's purchasing practices and that Grand Union may in its sole discretion sell such purchasing related Information to third parties. Each party agrees and acknowledges that remedies at law for any breach of its obligations under this Section 9.07 are inadequate and that in addition thereto the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

     SECTION 9.08. Relationship of Parties. In all matters relating to this Agreement, both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their employees, officers, directors and agents. Employees, agents or contractors of one party shall not be considered employees, agents or contractors of the other party.

     SECTION 9.09. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties thereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

     SECTION 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 9.11. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

     SECTION 9.13. Arbitration.

     (a) Any matter required to be submitted to arbitration pursuant to Section
3.05 of this Agreement shall be subject to this Section 9.13. Any such matter shall be submitted to binding arbitration in Springfield, Massachusetts (or another location agreed to by the parties) in accordance with the rules and procedures of the American Arbitration Association (or another organization agreed to by the parties). The arbitration shall be conducted in accordance with
(i) the terms of this Section 9.13; (ii) the commercial arbitration rules of the American Arbitration Association (or the corresponding rules of any such other organization); (iii) the Federal Arbitration Act (Title 9 of the United States
Code); and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of New York. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction.

     (b) A single arbitrator shall be selected by mutual agreement of the parties, or, if the parties fail to reach such agreement within ten days after either party has requested arbitration hereunder in writing, by, or in a manner provided by the American Arbitration Association (or such other organization referred to above).

     (c) The arbitrator is empowered to resolve the matter in dispute by summary ruling substantially similar to a summary judgment and motion to dismiss. The arbitrator shall resolve all disputes in accordance with applicable substantive law. The determination of the arbitrator shall be binding on all parties and shall not be subject to further review or appeal except as allowed by applicable law. The costs and expenses of the arbitrator shall be apportioned between the parties hereto as determined by the arbitrator in such manner as the arbitrator deems reasonable.

     (d) The arbitrator and the parties shall take all actions necessary to the end that the arbitration proceeding shall be concluded as promptly as practicable.

     (e) The provisions of this Section 9.13 shall not preclude a party from exercising any right or remedy with respect to any matter that is not expressly required to be submitted to arbitration pursuant to Section 3.05 of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.


                              THE GRAND UNION COMPANY


                              By:_________________________________
                                   Name:  William A. Louttit
                                   Title: Executive Vice President
                                          Chief Operating Officer

                              C&S WHOLESALE GROCERS, INC.


                              By:_________________________________
                                   Name:  Richard B. Cohen
                                   Title: President

*  Includes store supplies in the categories listed on Exhibit D.
** All perishables are delivered on the same truck.


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